Exhibit 10.36

WIRELESS INTERCONNECTION AND RECIPROCAL
COMPENSATION AGREEMENT

BETWEEN

RNK, INC. D/B/A RNK TELECOM

AND

Southwestern Bell Mobile Systems, LLC
d/b/a Cingular Wireless

* WE HAVE REQUESTED CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS CONTAINED IN THIS EXHIBIT. THE COPY FILED AS AN EXHIBIT OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.*

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

TABLE OF CONTENTS

I.	Article I
	1.	Introduction
	2.	Recitals

II.	Article II
	1.	Definitions
	2.	Interpretation and Construction
	3.	Scope
	4.	Service Agreement
	5.	Compensation
	6.	Notice of Changes
	7.	General Responsibilities of the Parties
	8.	Term and Termination
	9.	Cancellation Charges
	10.	Non-Severability
	11.	Indemnification
	12.	Limitation of Liability
	13.	Disclaimer
	14.	Dispute Resolution
	15.	Regulatory Approval
	16.	Pending Judicial Appeals and Regulatory Reconsideration
	17.	Miscellaneous

Attachments:

A. Rates

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

I.	Article I

	1.	INTRODUCTION

          This Interconnection and Reciprocal Compensation Agreement (“Agreement”) is effective as of the _____ day of _______ 2003 (the “Effective Date”), by and between RNK, Inc. d/b/a RNK Telecom (“RNK”) with offices at 333 Elm Street, Suite 310 Dedham, Massachusetts 02026 and Southwestern Bell Mobile Systems, LLC, d/b/a Cingular Wireless (“CARRIER”) with offices at 5565 Glenridge Connector, Atlanta, GA 30342.

	2.	RECITALS

WHEREAS, RNK is a facilities based Competitive Local Exchange Carrier;

WHEREAS, CARRIER is authorized by the Federal Communications Commission (“FCC”) to provide Commercial Mobile Radio Services (“CMRS”) and provides such service to its end user customers;

WHEREAS, RNK and CARRIER exchange calls between their networks and wish to establish Interconnection and Reciprocal Compensation arrangements for exchanging traffic as specified below;

WHEREAS, the Parties are entering into this Agreement pursuant to the Telecommunications Act of 1996;

NOW, THEREFORE, in consideration of the mutual provisions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RNK and CARRIER hereby agree as follows:

II.	Article II

	1.	DEFINITIONS

          Special meanings are given to common words in the telecommunications industry, and coined words and acronyms are common in the custom and usage in the industry. Words used in this contract are to be understood according to the custom and usage of the telecommunications industry, as an exception to the general rule of contract interpretation that words are to be understood in their ordinary and popular sense. In addition to this rule of interpretation, the following terms used in this Agreement shall have the meanings as specified below:

	1.1	“Act” means the Communications Act of 1934, as amended by the Telecommunications Act of 1996.

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

1.2

“Affiliate” means a person that (directly or indirectly) owns or controls, is owned or controlled by, or is under common ownership or control with, another person. For purposes of this paragraph, the term “own” means to own an equity interest (or the equivalent thereof) of more than 10 percent.

1.3	“Central Office Switch” means a switch used to provide Telecommunications Services, including, but not limited to:

(a) “End Office Switch” is a switch in which the subscriber station loops are terminated for connection to either lines or trunks. The subscriber receives terminating, switching, signaling, transmission, and related functions for a defined geographic area by means of an end office switch.

(b) “Remote End Office Switch” is a switch in which the subscriber station loops are terminated. The control equipment providing terminating, switching, signaling, transmission, and related functions would reside in a host office. Local switching capabilities may be resident in a remote end office switch.

(c) “Host Office Switch” is a switch with centralized control over the functions of one or more remote end office switches. A host office switch can serve as an end office as well as providing services to other remote end offices requiring terminating, signaling, transmission, and related functions including local switching.

(d) “Tandem Switch” or “Tandem Office” is a switching facility that is used to interconnect trunk circuits between and among End Office Switches, aggregation points, points of termination, or points of presence.

1.4	“Commercial Mobile Radio Services” or “CMRS” means Commercial Mobile Radio Services as defined in 47 C.F.R. Part 20.

1.5	“Commission” means the relevant state agency with oversight authority over telecommunications.

1.6	“Effective Date” means the date first above written.

1.7	“FCC” means the Federal Communications Commission.

1.8	“Interconnection” for purposes of this Agreement is the linking of RNK and CARRIER networks for the exchange of Local Telecommunications Traffic described in this Agreement.

1.9	“Interexchange Carrier” or “IXC” means a carrier that provides or carries, directly or indirectly, InterLATA Service or IntraLATA Toll Traffic.

1.10	“InterLATA Service” means telecommunications between a point located in a local access and transport area and a point located outside such area.

1.11	“IntraLATA Toll Traffic” means those intraLATA station calls that are not defined as Local Telecommunications Traffic in this Agreement.

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

1.12	“Local Access and Transport Area” or “LATA” means a contiguous geographic area:

(a) Established before February 8, 1996, by a Bell operating company such that no exchange area includes points within more than 1 metropolitan statistical area, consolidated metropolitan statistical area, or State, except as expressly permitted under the AT&T Consent Decree; or

(b) Established or modified by a Bell operating company after February 8, 1996, and approved by the Commission. 47 U.S.C. §153(25)

1.13	“Local Service Area” means, for CARRIER, an individual Major Trading Area (“MTA”) and for RNK, its local calling areas contained in RNK’s then current applicable tariff(s).

1.14

“Local Telecommunications Traffic” is defined for purposes of compensation under this Agreement as Local Service Area traffic that (a) is originated from one carrier on that carrier’s network, (b) terminates on the other carrrier’s network within the same Major Trading Area (MTA), and (c) may be handled pursuant to an agreement between the originating carrier and a carrier which performs only a transiting function for the originating carrier in lieu of a direct connection between the Parties, provided that the service provided by CARRIER is a two-way Mobile Service. For purposes of determining originating and terminating points, the originating or terminating point for RNK shall be the rate center serving the calling or called party’s number (i.e., NPA NXX), and for CARRIER shall be the originating or terminating cell site location that services the calling or called party at the beginning of the call (or, in the absence of such information, the same as RNK – i.e., the calling or called party’s NPA NXX rate center).

1.15	“Local Exchange Carrier” or “LEC” is as defined in the Act.

1.16	“Major Trading Area” or “MTA” means Major Trading Area as defined by the FCC in 47 C.F.R. Part 24.202.

1.17

“Mobile Service” means a radio communication service carried on between mobile stations or receivers and land stations, and by Mobile Stations communicating among themselves, and includes (a) both one-way and two-way radio communication services, (b) a mobile service which provides a regularly interacting group of base, mobile, portable, and associated control and relay stations (whether licensed on an individual, cooperative, or multiple basis) for private one-way or two-way land mobile radio communications by eligible users over designated areas of operation, and (c) any service for which a license is required in a personal communications service established pursuant to the FCC proceeding entitled ‘‘Amendment to the Commission’s Rules to Establish New Personal Communications Services’’ (GEN Docket No. 90-314; ET Docket No. 92-100), or any successor proceeding.

1.18	“Mobile Station” means a radio-communication station capable of being moved and which ordinarily does move.

1.19

“Mobile Switching Center” or “MSC” is a switching facility that performs the switching for the routing of calls among its mobile subscribers and subscribers in other mobile or landline networks. The MSC is used to connect and switch trunk circuits within the

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

wireless network and between the wireless network and the public switched network for wireless traffic by a CMRS provider.

1.20

“Non-Local Telecommunications Traffic” - All traffic which is not Local Telecommunications Traffic, as defined in Section 1.14 hereof, is Non-Local Telecommunications Traffic and will not be subject to Reciprocal Compensation but may be subject to other compensation, pursuant to this Agreement, or applicable tariff.

1.21

“NPA” or the “Number Plan Area” also referred to as an “area code” refers to the three-digit code which precedes the NXX in a dialing sequence and identifies the general calling area within the North American Numbering Plan scope to which a call is routed to (i.e., NPA/NXX-XXXX).

1.22	“NXX” means the three-digit code, which appears as the first three digits of a seven-digit telephone number within a valid NPA or area code.

1.23	“Party” means either RNK or CARRIER, and “Parties” means RNK and CARRIER.

1.24	“Point of Interconnection” (“POI”) means that technically feasible point of demarcation where the exchange of Local Telecommunications Traffic between two carriers takes place.

1.25

“Rate Center” means the specific geographic point and corresponding geographic area that is associated with one or more NPA-NXX codes that have been assigned for the provisioning and rating of telecommunications services.

1.26

“Reciprocal Compensation” means an arrangement between two carriers in which each receives compensation from the other carrier for the transport and termination on each carrier’s network of Local Telecommunications Traffic, as defined in Section 1.14 above, that originates on the network facilities of the other carrier.

1.27

“Telecommunications” means the transmission, between or among points specified by the user, of information of the user’s choosing, without change in the form or content of the information as sent and received.

1.28

“Telecommunications Carrier” means any provider of telecommunications services, except that such term does not include aggregators of telecommunications services (as defined in 47 U.S.C. Section 226(a)(2)). A telecommunications carrier shall be treated as a common carrier under this chapter only to the extent that it is engaged in providing telecommunications services, except that the Federal Communications Commission shall determine whether the provision of fixed and mobile satellite service shall be treated as common carriage.

1.29	“Termination” means the switching of Local Telecommunications Traffic at the terminating carrier’s End Office Switch or equivalent facility, and delivery of such traffic to the called party.

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

1.30

“Transiting Traffic” is traffic that originates from one provider’s network, “transits” one or more other provider’s network substantially unchanged, and terminates to yet another provider’s network, and does not include wholesale or resold IXC services.

1.31

“Transport” means the transmission and any necessary tandem switching of Local Telecommunications Traffic subject to Section 251(b)(5) of the Act from the Point of Interconnection between the two carriers to the terminating carrier’s End Office Switch that directly serves the called party, or equivalent facility provided by a LEC.

2.	INTERPRETATION AND CONSTRUCTION

          All references to Sections, Exhibits and Schedules shall be deemed to be references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The headings of the Sections and the terms are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of this Agreement. Unless the context shall otherwise require, any reference to any agreement, other instrument or other third party offering, guide or practice, statute, regulation, rule or tariff is for convenience of reference only and is not intended to be a part of or to affect the meaning of a rule or tariff as amended and supplemented from time-to-time (and, in the case of a statute, regulation, rule or tariff, to any successor provision).

3.	SCOPE

3.1 This Agreement is intended, inter alia, to describe and enable specific Interconnection and Reciprocal Compensation arrangements between the Parties. This Agreement does not obligate either Party to provide arrangements not specifically provided for herein.

3.2 This Agreement sets forth the terms, conditions, and rates under which the Parties agree to interconnect the CMRS network of CARRIER and the LEC network of RNK for purposes of exchanging Local Service Area traffic directly or indirectly, provided that the service provided by CARRIER to its customer is a two-way capable Mobile Service as defined in 47 U.S.C. §153(27).

3.3 CARRIER represents that it is a licensed CMRS provider of telecommunications services to subscribers in all jurisdictions subject to this Agreement.

3.4 The Parties agree that all Local Service Area traffic shall be exchanged via the facilities described in Section 4.1 or provided for in Section 4.2. In the event of catastrophic situations (i.e., a failure in the network), other facilities may be used by the Parties to exchange Local Service Area traffic under this Agreement, including limited third party LEC networks between the Parties.

3.5 This Agreement does not cover CARRIER traffic to paging services.

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

4.	SERVICE AGREEMENT

Description of Arrangements. The traffic subject to this Agreement shall be Local Telecommunications Traffic that originates from the network of one Party or its Affiliates and Subsidiaries, and is delivered to the network of the other Party or its Affiliates and Subsidiaries. Such traffic includes that traffic which is delivered indirectly via a third party switch (“Transited Traffic”), but not resold or wholesale service traffic carried by IXCs (for which the IXCs are responsible for transporting and terminating traffic and associated costs/intercarrier compensation – e.g., interMTA for CARRIER, and interstate and intraLATA toll for RNK). Routing of traffic shall be as described in this Section, except that, alternatives may be employed in the event of emergency or temporary equipment failure.

4.1	Transport and Termination of Traffic.

4.1.1

Types of Traffic. The Parties shall reciprocally terminate Local Telecommunications Traffic originating on each other’s networks. In addition, LEC will, unless notified to the contrary by CARRIER, pass Transited Traffic to/from CARRIER and any third party End Office that subtends LEC’s; provided that LEC shall have no obligation to pay, or right to collect termination compensation for such transited traffic. The above notwithstanding, LEC may collect tandem switching and transport charges from the originating carrier for such transited traffic.

4.1.2

Compensation for Exchange of Traffic. The Parties shall compensate each other for the exchange of Local Telecommunications Traffic in accordance with Section 5 and Appendix A attached to this Agreement and made a part hereof.

4.1.3

Reciprocal Termination Compensation: Each Party will pay the other the rate as agreed in Appendix A per minute of use for Local Telecommunications Traffic originated on the paying Party’s network and terminating to the paid Party’s network.

	4.1.4	The originating Party shall not charge the terminating party any third party costs of transit.

4.2

Direct Interconnection: If during the course of the Agreement the Parties decide direct interconnection via industry acceptable method is desirable the Parties shall negotiate in good faith the terms and conditions of any connection subjection to the reciprocal compensation arrangements of this Agreement.

4.3

Network Managers: Nothing in this Agreement shall prohibit CARRIER from enlarging its CMRS network through management contracts with third-parties for the construction and operation of a CMRS system under the CARRIER brand name and license. Traffic traversing such extended networks shall be deemed to be and treated under this Agreement as “CARRIER telecommunications traffic” when it originates on such extended network and terminates on RNK’s network, and as “RNK

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

telecommunications traffic” when it originates upon RNK’s network and terminates upon such extended network. Telecommunications traffic traversing on such extended networks shall be subject to the terms, conditions, and rates of this Agreement.

5.	COMPENSATION

5.1	Traffic Subject to Reciprocal Compensation.

          Reciprocal compensation is applicable for Transport and Termination of Local Telecommunications Traffic as defined in Section 1.14 and is related to the exchange of traffic described in Section 4, and in Attachment A, as applicable. For the purposes of billing compensation for Local Telecommunications Traffic, billed minutes will be based upon actual usage recorded based on records/reports provided by the terminating carrier. Measured usage begins when the terminating recording switch receives answer supervision from the called end-user, as comes from the called party’s carrier, and ends when the terminating recording switch receives or sends disconnect (release message) supervision, whichever occurs first. The measured usage is aggregated at the end of the measurement cycle and rounded to the next whole minute. Billing for Local Telecommunications Traffic shall be based on the aggregated measured usage by terminating carrier for originating carrier’s traffic less traffic that is Non-Local (i.e., InterMTA) Telecommunications Traffic. At the present time CARRIER cannot measure traffic. CARRIER will rely on the reports from RNK for invoicing reciprocal compensation. At any time, if CARRIER questions the validity of the reports, CARRIER may request, upon thirty (30) days written notice, a traffic study to verify the report. Once CARRIER has measuring capabilities, CARRIER will invoice RNK through use of its own records. Upon thirty (30) days written notice to RNK of CARRIER’s intention to do so.

          The exchange of the parties’ intraMTA traffic shall be considered Local Telecommunications Traffic and compensation for the termination of such traffic shall be pursuant to the terms of this section. The charges for local interconnection are to be billed monthly and paid within 30 days of invoice date. Late payment fees, not to exceed 1 1/2% per month (or a lower percent as specified by law) will be due for delinquent payments.

          Upon thirty (30) days written notice, each party must provide the other the ability and opportunity to conduct an annual audit to ensure the proper billing of traffic between the parties. The parties will retain records of call detail for a minimum of six (6) months from which accurate traffic volumes for both intra and interMTA traffic can be ascertained. The audit shall be accomplished during normal business hours at an office designated by the party being audited. Audit request shall not be submitted more frequently than one (1) time per calendar year. Audits shall be performed by a mutually acceptable independent auditor paid for by the party requesting the audit. Any discrepancy in billing discovered during an audit shall be retroactively adjusted for the quarter immediately preceding such notice.

          Each party may request to inspect, during normal business hours and with three (3) business days’ notice, the records that are the basis for any monthly bill issued by the other Party and to request copies thereof provided that the requested records do not exceed two (2) months in age from the date the monthly bill containing said record information was issued.

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

5.2	Traffic Subject to Switched Access Compensation.

          Parties agree that traffic initially rated and recorded as Local Telecommunications Traffic may originate or terminate in another MTA and therefore be Non-Local Telecommunications Traffic subject to Switched Access Compensation.

          Switched access compensation is applicable to all Non-Local Telecommunications Traffic exchanged between RNK and CARRIER, as described in Section 4, and Attachment A, as applicable. CARRIER shall compensate RNK at RNK’s interstate Switched Access rates for all such Non-Local Telecommunications Traffic as reflected in RNK’s applicable tariff.

5.2.1 The duty of a party to deliver Non-Local Telecommunications Traffic to the other party shall be reciprocal. For terminating its Non-Local Traffic on the other party’s network, each party will pay either the access charges described in paragraph 5.2.2 hereunder or the Non-Local Intermediary Charges described in paragraph 5.2.4 hereunder, as appropriate.

5.2.2 For originating and terminating intrastate or interstate interMTA Non-Local Telecommunications Traffic, each party, or the Interexchange Carriers terminating such traffic, shall pay the other intrastate or, as appropriate, switched network access service rate elements on a per minute of use basis, which are set out in RNK’s Intrastate Access Services Tariff or RNK’s Interstate Access Services Tariff as those tariffs may be amended from time to time during the term of this Agreement. In no event shall RNK be charged for InterMTA traffic more than RNK charges in its applicable tariff.

5.2.3 Actual traffic measurements in each of the appropriate categories is the preferred method of classifying and billing traffic. [***] Unless otherwise agreed by the parties, RNK shall deduct CARRIER’s compensation due under this section from its own monthly bill rendered to CARRIER. [***] If a surrogate method is used, the records requirements of Section 5.1 and 5.2 shall apply.

5.2.4 Access to Signaling and Signaling Databases Should either or both parties request direct interconnection instead of via a third party, RNK and CARRIER will negotiate reasonable rates for applicable services.

5.3	Calculation of Payments and Billing.

5.3.1 If parties agree to connect directly, RNK shall compensate CARRIER for Local Telecommunications Traffic that is delivered by RNK to CARRIER over the two-way direct trunk groups, as prescribed in Section 4.1 and in Attachment A, as applicable, and at the rate provided in Attachment A. Before such direct exchange, CARRIER and RNK will negotiate in good faith and determine necessary terms and a reasonable rate, to be incorporated in Attachment A, and CARRIER will compensate RNK for Local Telecommunications Traffic delivered to RNK for termination, as prescribed in Sections 4.1, 4.2, and in Attachment A, as applicable, and at the rate provided in Attachment A, and for Non-Local Telecommunications Traffic exchanged between CARRIER & RNK, as prescribed and at the rates provided in Section 5.2, above.

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

5.3.2. When possible, CARRIER shall prepare a monthly billing statement to RNK, reflecting the calculation of Reciprocal Compensation due CARRIER. [***] and total compensation due RNK, and RNK will offset such compensation owed to CARRIER pursuant to Section 5.2.3 as long as it is applicable.

5.3.3 Both Parties agree to use actual minutes of use of Non-Local Telecommunications Traffic as a basis for billing such traffic. Actual recorded usage shall be the basis for billing, when available and verifiable, in accordance with industry standards. [***]

6.	NOTICE OF CHANGES

          If a Party contemplates a change in its network that it believes will materially affect the inter-operability of its network with the other Party, the Party making the change shall provide at least ninety (90) days advance written notice of such change to the other Party.

7.	GENERAL RESPONSIBILITIES OF THE PARTIES

7.1 Each Party is individually responsible to provide facilities within its network that are necessary for routing, transporting and, measuring and billing traffic contemplated in Section 5 preceding from the other Party’s network and for delivering such traffic to the other Party’s network in a mutually acceptable format, and to terminate the traffic it receives in that mutually acceptable format to the proper address on its network. All direct interconnection facilities will be at a DS1 level, multiple DS1 level, or DS3 level and will conform to industry standards. All two-way trunk facilities will be engineered to a P.01 grade of service. (The technical reference for DS1 facilities is Telcordia TR-NWT-000499. The technical reference for trunking facilities is Telcordia TR-NPL-000145.)

7.2 Neither Party shall use any service related to or use any of the Services provided in this Agreement in any manner that prevents other persons from using their service or destroys the normal quality of service to other carriers or to either Party’s customers, and subject to notice and a reasonable opportunity of the offending Party to cure any violation, either Party may discontinue or refuse service if the other Party violates this provision.

7.3 Each Party is solely responsible for the services it provides to its customers and to other Telecommunications Carriers.

7.4 Each Party is responsible for administering NXX codes assigned to it.

7.5 Each Party is responsible for obtaining Local Exchange Routing Guide (“LERG”) listings of the Common Language Location Identifier (“CLLI”) assigned to its switches.

7.6 Each Party shall use the LERG published by Telcordia or its successor for obtaining routing information and shall provide all required information to Telcordia for maintaining the LERG in a timely manner.

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

7.7 SS7 connectivity is required on both Parties’ networks for Type 2 trunks, where it is technically feasible. SS7 connectivity will be provided in accordance with the technical specifications of accepted industry practice and standards.

8.	TERM AND TERMINATION

8.1

Subject to the provisions of Sections 8.4 and 15, the initial term of this Agreement shall be for two (2) year term (“Term”), which shall commence on the Effective Date. This Agreement shall continue in force and effect thereafter, on a month-to-month basis, until replaced by another agreement or terminated by either Party upon ninety (90) days’ written notice to the other.

8.2

If, pursuant to Section 8.1, the Agreement continues in full force and effect after the expiration of the Term, either Party may terminate the Agreement ninety (90) days after delivering written notice to the other Party of its intention to terminate this Agreement (“Termination Notice”). If either Party requests renegotiation of this Agreement within forty-five (45) days of such Termination Notice, the Agreement will continue in full force and effect until the parties execute a new Agreement. The date of a Party’s receipt of the other Party’s request to renegotiate shall hereinafter be referred to as the “Renegotiation Request Date.” If the Parties do not execute a new interconnection agreement within the respective periods set forth herein, either Party may exercise its applicable rights under the Act. If neither Party requests renegotiation within forty-five 45 days of the Termination Notice, this Agreement shall terminate 90 days after the Termination Notice. Neither Party shall have any liability to the other Party for termination of this Agreement pursuant to this other than to pay to the other Party any amounts owed under this Agreement. Upon termination or expiration of this Agreement:

(a) each Party shall promptly pay all amounts (including any late payment charges) owed under this Agreement in accordance with Section 8.5;

(b) each Party’s indemnification obligations (Section 11) and confidentiality obligations (Section 17.5) shall survive termination or expiration of this Agreement.

8.3

If either Party seeks to renegotiate this Agreement, unless otherwise agreed by the Parties, it must provide written notice thereof to the other Party no earlier than three (3) months prior to the expiration of the Agreement. The date of a Party’s receipt of the other Party’s request to renegotiate shall hereinafter be referred to as the “Renegotiation Request Date.

8.4	The Parties agree that disputed and undisputed billing amounts due under this Agreement shall be handled as follows:

8.4.1

If any portion of an amount due to a Party (the “Billing Party”) under this Agreement is subject to a bona fide dispute between the Parties, the Party billed (the “Non-Paying Party”) shall, within thirty (30) days of its receipt of the invoice containing such disputed amount, give written notice to the Billing Party of the amounts it disputes (“Disputed Amounts”) and include in such notice the specific

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

details and reasons for disputing each item. The Non-Paying Party shall pay when due all undisputed amounts to the Billing Party. Any amounts not disputed within thirty (30) days of receipt date of invoice will be deemed undisputed and due and owing. The Parties will work together in good faith to resolve issues relating to the disputed amounts in accordance with Section 14. Any undisputed amounts not paid when due, or disputed originally and then found to be valid, shall accrue daily interest from the date such amounts were due at the lesser of (i) one and one-half percent (1-1/2%) per month or (ii) the highest rate of interest that may be charged under Massachusetts’ applicable law.

8.4.2

Undisputed amounts shall be paid within thirty (30) days of invoice date. All charges under this agreement shall be billed within one year from the time the charge was incurred; previously unbilled charges more than one year old shall not be billed by either party, and shall not be payable by either party.

8.5	Upon termination or expiration of this Agreement in accordance with this Section:

	(a)	Each Party shall comply immediately with its obligations as set forth above;

	(b)	Each Party shall promptly pay all amounts (including any late payment charges) owed under this Agreement;

	(c)	Each Party’s indemnification obligations shall survive termination or expiration of this Agreement.

9.	CANCELLATION CHARGES

Except as provided herein or certain Services provided under one or more relevant Exhibits and any applicable Early Termination provisions expressly agreed in any applicable executed Exhibits, no cancellation charges shall apply.

10.	NON-SEVERABILITY

10.1 The services, arrangements, terms and conditions of this Agreement were mutually negotiated by the Parties as a total arrangement and are intended to be non-severable.

10.2 Nothing in this Agreement shall be construed as requiring or permitting either Party to contravene any mandatory requirement of federal or state law, or any regulations or orders adopted pursuant to such law.

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

11.	INDEMNIFICATION

11.1 Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party (“Indemnified Party”) from and against loss, cost, claim liability, damage, and expense (including reasonable attorney’s fees) to customers and other third parties for:

(1) damage to tangible personal property or for personal injury proximately caused by the negligence or willful misconduct of the Indemnifying Party, its employees , agents or contractors;

(2) claims for libel, slander, or infringement of copyright arising from the material transmitted over the Indemnified Party’s facilities arising from the Indemnifying Party’s own communications or the communications of such Indemnifying Party’s customers; and

(3) claims for infringement of patents arising from combining the Indemnified Party’s facilities or services with, or the using of the Indemnified Party’s services or facilities in connection with, facilities of the Indemnifying Party.

          Neither Party shall accept terms of a settlement that involves or references the other Party in any matter without the other Party’s approval.

          Notwithstanding this indemnification provision or any other provision in the Agreement, neither Party, nor its parent, subsidiaries, affiliates, agents, servants, or employees, shall be liable to the other for Consequential Damages (as defined in Section 12.3).

11.2 The Indemnified Party will notify the Indemnifying Party promptly in writing of any claims, lawsuits, or demands by customers or other third parties for which the Indemnified Party alleges that the Indemnifying Party is responsible under this Section, and, if requested by the Indemnifying Party, will tender the defense of such claim, lawsuit or demand.

(1) In the event the Indemnifying Party does not promptly assume or diligently pursue the defense of the tendered action, then the Indemnified Party may proceed to defend or settle said action and the Indemnifying Party shall hold harmless the Indemnified Party from any loss, cost liability, damage and expense.

(2) In the event the Party otherwise entitled to indemnification from the other elects to decline such indemnification, then the Party making such an election may, at its own expense, assume defense and settlement of the claim, lawsuit or demand.

(3) The Parties will cooperate in every reasonable manner with the defense or settlement of any claim, demand, or lawsuit.

(4) Neither Party shall accept the terms of a settlement that involves or references the other Party in any matter without the other Party’s approval.

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

12.	LIMITATION OF LIABILITY

12.1 No liability shall attach to either Party, its parents, subsidiaries, affiliates, agents, servants, employees, officers, directors, or partners for damages arising from errors, mistakes, omissions, interruptions, or delays in the course of establishing, furnishing, rearranging, moving, terminating, changing, or providing or failing to provide services or facilities (including the obtaining or furnishing of information with respect thereof or with respect to users of the services or facilities) in the absence of gross negligence or willful misconduct.

12.2 Except as otherwise provided in Section 11.0, no Party shall be liable to the other Party for any loss, defect or equipment failure caused by the conduct of the first Party, its agents, servants, contractors or others acting in aid or concert with that Party, except in the case of gross negligence or willful misconduct.

12.3 Except as otherwise provided in Section 11.0, no Party shall have any liability whatsoever to the other Party for any indirect, special, consequential, incidental or punitive damages, including but not limited to loss of anticipated profits or revenue or other economic loss in connection with or arising from anything said, omitted or done hereunder (collectively, “Consequential Damages”), even if the other Party has been advised of the possibility of such damages.

13. DISCLAIMER

EXCEPT AS OTHERWISE PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR INTENDED OR PARTICULAR PURPOSE WITH RESPECT TO SERVICES PROVIDED HEREUNDER. ADDITIONALLY, NEITHER PARTY ASSUMES ANY RESPONSIBILITY WITH REGARD TO THE CORRECTNESS OF DATA OR INFORMATION SUPPLIED BY THE OTHER PARTY WHEN THIS DATA OR INFORMATION IS ACCESSED AND USED BY A THIRD-PARTY.

14. DISPUTE RESOLUTION

          Except as provided under Section 252 of the Act with respect to the approval of this Agreement by the State Commission, the Parties desire to resolve disputes arising out of or relating to this Agreement without litigation. Accordingly, except for action seeking a temporary restraining order or an injunction related to the purposes of this Agreement, or suit to compel compliance with this dispute resolution process, the Parties agree to use the following dispute resolution procedures with respect to any controversy or claim arising out of or relating to this Agreement or its breach.

14.1	Informal Resolution of Disputes

Billing disputes shall be handled in accordance with Section 8.4. All disputes shall be handled in accordance with section 14.1 hereafter. At the written request of a Party, each Party will appoint a knowledgeable, responsible representative, empowered to resolve such dispute, to meet and negotiate in good faith to resolve any dispute arising out of or relating to this Agreement. The Parties intend that these negotiations be conducted by non-lawyer, business representatives. The location, format, frequency, duration, and conclusion of these discussions shall be left to the

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as Confidential Information developed for purposes of settlement, exempt from discovery, and shall not be admissible in the arbitration described below or in any lawsuit without the concurrence of all Parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise discoverable, be discovered or otherwise admissible, be admitted in evidence, in the arbitration or lawsuit.

14.2	Formal Dispute Resolution

If negotiations fail to produce an agreeable resolution within ninety (90) days, then either Party may proceed with any remedy available to it pursuant to law, equity or agency mechanisms; provided, that upon mutual agreement of the Parties such disputes may also be submitted to binding arbitration. In the case of an arbitration, each Party shall bear its own costs. The Parties shall equally split the fees of any mutually agreed upon arbitration procedure and the associated arbitrator.

14.3	Continuous Service

The Parties shall continue providing services to each other during the pendency of any dispute resolution procedure, so long as the Parties continue to perform their payment obligations for undisputed charges (including making payments in accordance with this Agreement.).

15.	REGULATORY APPROVAL

          The Parties understand and agree that this Agreement may be filed with a public utility commission or commissions, and to the extent required by FCC rules may thereafter be filed with the FCC. Each Party covenants and agrees to fully support approval of this Agreement by the Commission or the FCC under Section 252(e) of the Act without modification. The Parties, however, reserve the right to seek regulatory relief and otherwise seek redress from each other regarding performance and implementation of this Agreement. In the event the Commission or FCC rejects this Agreement in whole or in part, the Parties agree to meet and negotiate in good faith to arrive at a mutually acceptable modification of the rejected portion(s). Further, this Agreement is subject to change, modification, or cancellation as may be required by a regulatory authority or court in the exercise of its lawful jurisdiction.

          The Parties agree that their entrance into this Agreement is without prejudice to any positions they may have taken previously, or may take in future, in any legislative, regulatory, judicial or other public forum addressing any matters, including matters related to the same types of arrangements covered in this Agreement.

16.	PENDING JUDICIAL APPEALS AND REGULATORY RECONSIDERATION

          The Parties acknowledge that the respective rights and obligations of each Party as set forth in this Agreement are based on the text of the Act and the rules and regulations promulgated thereunder by the FCC and the Commission as of the Effective Date (“Applicable Rules”). In the event of any amendment to the Act, any effective legislative action or any effective regulatory or

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

judicial order, rule, regulation, arbitration award, dispute resolution procedures under this Agreement or other legal action purporting to apply the provisions of the Act to the Parties or in which the FCC or the Commission makes a generic determination that expressly revises, modifies or reverses the Applicable Rules (individually and collectively, Amended Rules), either Party may, by providing written notice to the other party, require that the affected provisions of this Agreement be renegotiated in good faith and this Agreement shall be amended accordingly to reflect the pricing, terms and conditions of each such Amended Rules relating to any of the provisions in this Agreement.

17.	MISCELLANEOUS

17.1 Authorization

17.1.1 RNK is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject to any necessary regulatory approval.

17.1.2 CARRIER is duly organized, validly existing and in good standing under the laws of the State(s) in which CARRIER seeks service and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject to any necessary regulatory approval.

17.2 Compliance. Each Party shall comply with all applicable federal, state, and local laws, rules, and regulations applicable to its performance under this Agreement.

17.3 Independent Contractors. Neither this Agreement, nor any actions taken by CARRIER or RNK in compliance with this Agreement, shall be deemed to create an agency or joint venture relationship between CARRIER and RNK, or any relationship other than that of purchaser and seller of services. Neither this Agreement, nor any actions taken by CARRIER or RNK in compliance with this Agreement, shall create a contractual, agency, or any other type of relationship or third party liability between CARRIER and RNK end users or others.

17.4 Force Majeure. Neither Party shall be liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control and without its fault or negligence including, without limitation, acts of nature, acts of civil or military authority, government regulations, embargoes, epidemics, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, work stoppages, equipment failure, power blackouts, volcanic action, other major environmental disturbances, unusually severe weather conditions or any other circumstances beyond the reasonable control and without the fault or negligence of the Party affected. If any Force Majeure condition occurs, the Party delayed or unable to perform shall give immediate notice to the other Party as soon as reasonably possible and shall take all reasonable steps to correct the Force Majeure condition. During the pendency of the Force Majeure, the duties of the Parties under this Agreement affected by the Force Majeure condition shall be abated and shall resume without liability thereafter.

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

17.5 Confidentiality

17.5.1 Any information such as specifications, drawings, sketches, business information, forecasts, models, samples, data, computer programs and other software and documentation of one Party (a Disclosing Party) that is furnished or made available or otherwise disclosed to the other Party or any of its employees, contractors, or agents (its “Representatives” and with a Party, a “Receiving Party”) pursuant to this Agreement (“Proprietary Information”) shall be deemed the property of the Disclosing Party. Proprietary Information, if written, shall be clearly and conspicuously marked “Confidential” or “Proprietary” or with other similar notice, and, if oral or visual, shall be confirmed in writing as confidential by the Disclosing Party to the Receiving Party within ten (10) days after disclosure. Proprietary Information, whether or not marked as such includes, without limitation: oral or written negotiation, orders for services, usage information in any form and Customer Proprietary Network Information as that term is defined in the Act and rules and regulations of the FCC. Unless Proprietary Information was previously known by the Receiving Party free of any obligation to keep it confidential, or has been or is subsequently made public by an act not attributable to the Receiving Party, or is explicitly agreed in writing not to be regarded as confidential, such information: (i) shall be held in confidence by each Receiving Party; (ii) shall be disclosed to only those persons who have a need for it in connection with the provision of services required to fulfill this Agreement and shall be used by those persons only for such purposes; and (iii) may be used for other purposes only upon such terms and conditions as may be mutually agreed to in advance of such use in writing by the Parties. Notwithstanding the foregoing sentence, a Receiving Party shall be entitled to disclose or provide Proprietary Information as required by any governmental authority or applicable law, upon advice of counsel, only in accordance with Section 17.5.2 of this Agreement.

17.5.2 If any Receiving Party is required by any governmental authority or by applicable law to disclose any Proprietary Information, then such Receiving Party shall provide the Disclosing Party with written notice of such requirement as soon as possible and prior to such disclosure unless expressly forbidden by such governmental authority and/or applicable law. The Disclosing Party may then seek appropriate protective relief from all or part of such requirement. The Receiving Party shall use all commercially reasonable efforts to cooperate with the Disclosing Party in attempting to obtain any protective relief which such Disclosing Party chooses to obtain.

17.5.3 In the event of the expiration or termination of this Agreement for any reason whatsoever, each Party shall return to the other Party or destroy all Proprietary Information and other documents, work papers and other material (including all copies thereof) obtained from the other Party in connection with this Agreement and shall use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act, omission or fault of such Party, in any manner making it available to the general public.

17.6 Governing Law. For all claims under this Agreement that are based upon issues within the jurisdiction (primary or otherwise) of the FCC, the exclusive jurisdiction and remedy for all such claims shall be as provided for by the FCC and the Act. For all claims under this Agreement that are based upon issues within the jurisdiction (primary or otherwise) of the Commission, the exclusive jurisdiction for all such claims shall be with the Commission, and the exclusive remedy for such claims shall be as provided for by such Commission. In all other respects, this

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

Agreement shall be governed by the domestic laws of the Commonwealth of Massachusetts without reference to conflict of law provisions.

The terms and conditions of this Agreement shall be subject to any and all applicable laws, rules, regulations or guidelines that subsequently may be adopted by any federal, applicable state authority. Any modifications to this Agreement occasioned by such change shall be effected through good faith negotiations concerning.

17.7 Taxes. Each Party purchasing services hereunder shall pay or otherwise be responsible for all federal, state, or local sales, use, excise, gross receipts, transaction or similar taxes, fees or surcharges levied against or upon such purchasing Party (or the providing Party when such providing Party is permitted to pass along to the purchasing Party such taxes, fees or surcharges). Whenever possible, these amounts shall be billed as a separate item on the invoice. To the extent a sale is claimed to be for resale tax exemption, the purchasing Party shall furnish the providing Party a proper resale tax exemption certificate as authorized or required by statute or regulation by the jurisdiction providing said resale tax exemption. Failure to timely provide such sale for resale tax exemption certificate will result in no exemption being available to the purchasing Party.

17.8 Assignment. This Agreement shall be binding upon the Parties and shall continue to be binding upon all such entities regardless of any subsequent change in their ownership. Each Party covenants that, if it sells or otherwise transfers to a third party, unless the Party which is not the subject of the sale or transfer reasonably determines that the legal structure of the transfer vitiates any such need, it will require as a condition of such transfer that the transferee agree to be bound by this Agreement with respect to services provided over the transferred facilities. Except as provided in this paragraph, neither Party may assign or transfer (whether by operation of law or otherwise) this Agreement (or any rights or obligations hereunder) to a third party without the prior written consent of the other Party which consent will not be unreasonably withheld; provided that either Party may assign this Agreement to a corporate Affiliate or an entity under its common control or an entity acquiring all or substantially all of its assets or equity by providing prior written notice to the other Party of such assignment or transfer. Any attempted assignment or transfer that is not permitted is void ab initio. Without limiting the generality of the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties’ respective successors and assigns.

17.9 Non-Waiver. Failure of either Party to insist on performance of any term or condition of this Agreement or to exercise any right or privilege hereunder shall not be construed as a continuing or future waiver of such term, condition, right or privilege. By agreeing to the rates in Attachment A, RNK does not abrogate or waive any previous rights it may have had under tariff for services rendered to carrier.

17.10 Notices.

17.10.1 Notices given by one Party to the other Party under this Agreement shall be in writing and shall be: (i) delivered personally; (ii) delivered by express delivery service; (iii) mailed, certified mail, return receipt requested to the following addresses of the Parties:

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

To: CARRIER	To:
Cingular Wireless	RNK, Inc. d/b/a RNK Telecom
Attn: Sr. Interconnection Mgr.	Attn: General Counsel
5565 Glenridge Connector	333 Elm Street, Suite 310
Suite 1520	Dedham, MA 02026
Atlanta, GA 30342	Fax: (781) 297-9836

With a copy to:
Cingular Wireless
5565 Glenridge Connector
Suite 1700
Atlanta, GA 30342
Attn: Legal- Interconnection

Or to such other address as either Party shall designate by proper notice. Notices will be deemed given as of the earlier of: (i) the date of actual receipt; (ii) the next business day when notice is sent via express mail or personal delivery; (iii) three (3) days after mailing in the case of certified U.S. mail.

17.10.2 In order to facilitate trouble reporting and to coordinate the repair of Interconnection Facilities, trunks, and other interconnection arrangements provided by the Parties under this Agreement, each Party has established a single point of contact available 24 hours per day, seven days per week, at telephone numbers to be provided by the Parties. Each Party shall call the other at these respective telephone numbers to report trouble with connection facilities, trunks, and other interconnection arrangements, to inquire as to the status of trouble ticket numbers in progress, and to escalate trouble resolution.

24 Hour Network Management or Emergency Contact:

For RNK:
NOC Contact Number: 877-323-2486.

For CARRIER:
Contact Number: 866 915 5600

Before either party reports a trouble condition, it must first use its reasonable efforts to isolate the trouble to the other Party’s facilities, service, and arrangements. Each Party will advise the other of any critical nature of the inoperative facilities, service, and arrangements and any need for expedited clearance of trouble. In cases where a Party has indicated the essential or critical need for restoration of the facilities, services or arrangements, the other party shall use its best efforts to expedite the clearance of trouble.

17.11 Publicity and Use of Trademarks or Service Marks. Neither Party nor its subcontractors or agents shall use the other Party’s trademarks, service marks, logos or other proprietary trade dress in any advertising, press releases, publicity matters or other promotional materials without such Party’s prior written consent.

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

17.12 Joint Work Product. This Agreement is the joint work product of the Parties and has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms. In the event of any ambiguities, no inferences shall be drawn against either Party.

17.13 No Third Party Beneficiaries; Disclaimer of Agency. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied shall create or be construed to create any third-party beneficiary rights hereunder. Except for provisions herein expressly authorizing a Party to act for another, nothing in this Agreement shall constitute a party as a legal representative or agent of the other Party; nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, in the name of, or on behalf of the other Party, unless otherwise expressly permitted by such other Party. Except as otherwise expressly provided in this Agreement, no party undertakes to perform any obligation of the other Party, whether regulatory or contractual, or to assume any responsibility for the management of the other Party’s business.

17.14 No License. No license under patents, copyrights, or any other intellectual property right (other than the limited license to use consistent with the terms, conditions and restrictions of this Agreement) is granted by either Party, or shall be implied or arise by estoppel with respect to any transactions contemplated under this Agreement.

17.15 Technology Upgrades. Nothing in this Agreement shall limit either Parties’ ability to upgrade its network through the incorporation of new equipment, new software or otherwise, provided it is to industry standards, and that the Party initiating the upgrade shall provide the other Party written notice at least ninety (90) days prior to the incorporation of any such upgrade in its network which will materially impact the other Party’s service (expressly excepting minor outages associated with testing and routine network upgrades). Each Party shall be solely responsible for the cost and effort of accommodating such changes in its own network.

17.16 Entire Agreement. The terms contained in this Agreement and any Schedules, Exhibits, tariffs and other documents or instruments referred to herein are hereby incorporated into this Agreement by reference as if set forth fully herein, and constitute the entire agreement between the Parties with respect to the subject matter hereof, superseding all prior understandings, proposals and other communications, oral or written. Neither Party shall be bound by any preprinted terms additional to or different from those in this Agreement that may appear subsequently in the other Party’s form documents, purchase orders, quotations, acknowledgments, invoices or other communications. This Agreement may only be modified by a writing signed by an officer of each Party.

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the dates listed below.

Southwestern Bell Mobile Systems, LLC	RNK, Inc. d/b/a RNK Telecom
dba Cingular Wireless

By: /s/ Michael F. Van Weelden	By: /s/ Richard N. Koch
Name: Michael F. Van Weelden	Name: Richard N. Koch
Title: Director Wholesale Services	Title: President
Date:	Date:

Interconnection and Reciprocal Compensation Agreement Between RNK & Southwestern Bell Mobile
Systems, LLC d/b/a Cingular Wireless

Attachment A

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*We have requested confidential treatment of certain provisions contained in this exhibit. The copy filed as an exhibit omits the information subject to the confidentiality request.*